EXHIBIT 10.1

[Entrust, Inc. Letterhead]

May 20, 2005

James N. Contardi

610 Boardwalk Avenue

Southlake, TX 76092

SEPARATION AGREEMENT AND RELEASE

Dear Jim:

Further to your discussion with Jay Kendry on May 20, 2005, this letter agreement (“Agreement”) sets forth the agreement you and Entrust (collectively, “Parties”) have made with respect to your separation from Entrust, Inc. The Parties agree as follows:

1.	As used in this Agreement, the terms “Entrust” and/or “Company” shall mean Entrust, Inc., its subsidiaries (including enCommerce, Inc. and Entrust Limited), affiliates, successors, assigns; and all past and present officers, directors, employees and agents (in their individual and representative capacities) of such entities.

2.	Your employment with Entrust as Senior Vice President, Worldwide Sales of Entrust, Inc. will end effective on the close of business on May 20, 2005 (the “End Date”). Thereafter, subject to the terms hereof and provided that you:

(A)	return to the Company an original executed copy of this Agreement;

(B)	do not revoke any portion of this Agreement, as set forth in paragraph 5:

(C)	continue to comply in all material respects with the terms of this Agreement; and

(D)	continue to comply in all material respects with the Confidentiality, Non-Solicitation, Non-Competition, and Code of Conduct Agreement, dated entered into at the time of your employment (the “IP and Conflicts Agreement”) as reasonably determined by Entrust; provided that, to the extent the IP and Conflicts Agreement is inconsistent with any term in this Agreement, the terms of this Agreement supercede the terms of the IP and Conflicts Agreement;

(conditions (A) through to (D) hereinafter referred to as the “Preconditions”), you will remain an employee of Entrust through May 19, 2006 (the “Severance Period”), at which time your employment relationship with the Company will end. The effective date of this Agreement is the date on which you sign this Agreement (the “Effective Date”). During the Severance Period, your duties will be as follows:

•	Being on administrative leave of absence available to advise on matters related to your former duties; and

•	Upon reasonable request, making available to Entrust advice, assistance and information related to your former job duties, including, but not limited to, offering and explaining evidence and providing sworn statements, deposition testimony and trial testimony as may be deemed necessary by Entrust for the preparation of its position in any legal proceedings(s) involving issues brought against or initiated by Entrust of which you have knowledge.

In the event it is necessary for you to provide the aforementioned services, you will be entitled to no additional compensation beyond that provided for in this Agreement, except that Entrust shall reimburse you for authorized, reasonable and documented travel expenses including, but not limited to, transportation, lodging and meals. At the end of the Severance Period your employment relationship with Entrust will be ended and will not resume.

3.	During the Severance Period you will not have authority to act on behalf of Entrust, nor bind Entrust, nor to incur any expenses or seek reimbursement for any expense incurred, without prior written authority.

4.	(a) Subject to your compliance with the Preconditions, Entrust will continue during the Severance Period to pay your current base salary of $20,000 US per month, Entrust will allow you to continue to be eligible for those Company-provided benefit and insurance programs in which you are participating as of the date of this letter under the terms of the controlling plans, programs or policies, and Entrust will allow you to continue to vest in current stock options pursuant to the terms of controlling stock option plans and agreements (collectively the “Severance Benefits”); provided however, that all common stock of Entrust, Inc. granted to you under the Amended and Restated 1996

Stock Incentive Plan, as amended (“Common Stock”) shall cease vesting on the End Date pursuant to the terms of your applicable Restricted Stock Agreement(s), and any unvested Common Stock shall be forfeited. During the Severance Period you will not accrue additional vacation time or other paid time off, nor will you be eligible for any bonuses, nor will you be eligible for salary increases, or new stock option grants.

(b) Whether you execute this Agreement or not, you will receive compensation in the amount of $7,874.99 on the next regularly scheduled payroll date, which compensates you for 68.25 hours of earned but unused vacation accrued through May 20, 2005.

(c) All amounts to be paid under paragraphs 4(a) and 4(b) shall be subject to legally required and other authorized deductions and withholdings and will be paid at such time and in such manner as is consistent with the Company’s normal payroll practices.

5.	You acknowledge and represent that Entrust has provided you a time period of twenty-one (21) calendar days for you to consider the subject matter of this Agreement and that the Company has advised you to consult with an attorney of your choice prior to signing this Agreement. In addition, the parties agree that you have seven (7) calendar days following the execution of this Agreement to revoke your waiver and release of claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act, but not any other claims, by written notice. For any such revocation to be valid, Mr. Jay Kendry, Vice President, Chief Governance Officer and Secretary, Entrust, Inc., 16633 North Dallas Parkway, Addison, TX 75001, must receive the letter of revocation not later than the close of business seven (7) calendar days after you sign this Agreement. If you revoke such waiver and release, you will be deemed to have terminated your employment and you will cease to be employee on the date of revocation, and the Company’s obligations set forth in paragraph 4 shall cease and become null and void.

6.	All Entrust company provided benefits not expressly extended to you pursuant to this Agreement shall be terminated at 11:59 p.m. on the End Date. Following termination of your coverage under Entrust’s group health benefit plans, continued health coverage will be offered as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the period required by law.

7.	You shall reconcile and settle, as soon as possible, and in no event later than 45 days after the End Date, any expenses incurred by you in connection with Entrust business for which you may be entitled to reimbursement.

8.	You agree that you will not act in any manner that might damage the business of the Company. Without limiting the generality of the foregoing, you acknowledge and agree that you will make no statement that would disparage Entrust or any director, officer or other employee. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any non-governmental third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. You further agree both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement or the Company’s confidential information (defined below), and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company. The Parties also agree not to defame, disparage, libel or slander the other Party or to tortiously interfere with the contracts and relationships of the other Party.

9.	You agree that this Agreement is a confidential document as are all the terms and conditions expressed herein. Accordingly, you agree that you will not directly or indirectly disclose, publicize or discuss this Agreement, including its terms and/or conditions, with any employee and/or former employee of Entrust or any other person except your immediate family members, attorney, accountant, financial advisor, and/or outplacement advisor, unless under a subpoena or other court order to do so. In the event that you discuss this Agreement with any of the aforementioned individuals, it shall be your duty, responsibility and obligation to advise said individual(s) of the confidential nature of this Agreement and to direct them not to discuss the terms and/or conditions of this Agreement with any other person. This Agreement may be disclosed, in whole or in part, or appended as an exhibit to any securities filing required to be made by the Company; however, if the Agreement has been appended in any public filing, you shall have no further duty of confidentiality concerning this Agreement, as set forth in this paragraph.

10.	You hereby agree and acknowledge that:

(a)	during your employment with Entrust you have received and become acquainted with confidential, proprietary, and trade secret information (collectively, “confidential information”) including, but not limited to, information regarding Company investments, programs, plans, and strategies; capital sources; customer and prospective customers; technical data; business/marketing plans or results; prospect lists; sales funnels, personnel matters regarding Company employees, officers, and directors; manners of operation and services provided; negotiating positions and strategies; and other information regarding potential strategic alliances and customer information. You hereby acknowledge that such information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort, and money, that such information provides the Company with strategic and business advantages over others who do not know or use such information, and that the Company has implemented specific policies and practices to keep such information secret. Accordingly, you agree that during the term of this Agreement and for a period of one year, you will not directly or indirectly use or disclose any such information obtained through your association with the Entrust, except as expressly authorized by the Entrust in conducting the business of the Company or as required by an order of a court of competent jurisdiction.

(b)	the nature of the Entrust confidential information described in the preceding paragraph, and your Senior Vice President position with Entrust, makes it extremely unlikely that, even using complete good faith, you could provide services in a similar capacity for a competitor of Entrust without drawing upon and utilizing and/or disclosing such information. Accordingly, you agree that during your employment with Entrust (including throughout the Severance Period), and until the date one (1) year following the Effective Date of this Agreement, you will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate yourself with any of the following businesses: VeriSign, Baltimore, RSA, Netegrity, Certicom, Entegrity, Arcot, Valicert, Computer Associates, Oblix, Access 360, Network Associates, Zixcorp, AOL/Netscape/iPlanet, 2Init, Tumbleweed and Waveset (“collectively, Competitors”). You acknowledge that your fulfillment of the obligations contained in this provision is necessary to protect the Company’s confidential information and, consequently, to preserve the value and goodwill of the Company. You further acknowledge the time, Competitor, geographic and scope limitations of this obligation are reasonable, especially in light of the Company’s desire to protect its confidential information, and that you will not be precluded from gainful employment if you are obligated not to compete with the Company during the period, with the Competitors as described above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions above are deemed to exceed the time, geographic or scope limitations permitted by Texas law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(c)	any attempt on your part to induce other employees to leave Entrust or any effort to interfere with Entrust’s relationships with its other employees would be harmful and damaging to Entrust. Accordingly, you agree that for a period of one (1) year following the Effective Date of this Agreement you will not in any way, directly or indirectly, (a) induce, attempt to induce, or assist others in inducing any individual providing services to Entrust to cease providing such services; (b) otherwise interfere with or disrupt Entrust’s relationship with its employees and contractors; (c) solicit, entice, or hire away any employee or contractor of Entrust; or (d) hire, engage, or cause to be hired or engaged any current or former employee or contractor of Entrust whose relationship with Entrust ceased less than one year before the date of such hiring or engagement, without written consent of Entrust.

11.	On or before the End Date you shall return to Entrust any and all property of Entrust and/or affiliates currently in your possession and/or subject to your control including, but not limited to, any and all computer equipment, facsimile machine, credit cards, identification cards, files, memoranda, correspondence, compensation surveys, drawings, designs, financial records, customer lists, personnel files, personnel lists or the like, whether such materials shall be written instruments or tapes in electronic and/or recorded format.

12.	You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby fully and forever release Entrust and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation: any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship; any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims under the common law of any jurisdiction applicable to employment relationships including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; and the Texas Commission on Human Rights Act; any and all claims for violation of the federal, or any state, constitution; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and any and all claims for attorneys’ fees and costs. This Agreement does not interfere with your right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other appropriate agency.

The Company and you agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. You acknowledge and agree that any breach of any provision of this Agreement by you shall constitute a material breach of this Agreement and shall entitle the Company immediately to (a) cease all remaining Severance Benefits due under the Agreement, and (b) recover the Severance Benefits provided to you under this Agreement. You shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by you in violation of this provision.

13.	You understand and agree that, in the event of any breach by you of the terms of this Agreement, your right to any further payments or benefits will immediately end. The cessation of further payments and benefits on account of such breach will not, however, relieve you of your obligations under this Agreement, nor will it limit Entrust’s right to any other relief it may be entitled to seek.

14.	Entrust releases you from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney’s fees) which arise out of actions taken by you while employed by the Company and for which you were acting in good faith, and for which you had no reasonable cause to believe the conduct was unlawful, improper, illegal or fraudulent, including, but not limited to, claims under federal, state or local law, constitution, statute, ordinance, or regulation. However, Entrust does not release its right to enforce the terms of this Agreement. In the event of a material breach by Entrust, Entrust shall be responsible to you for all costs, attorneys’ fees and any and all damages incurred by you in (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Entrust in violation of this provision.

15.	YOU ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION AGREEMENT / RELEASE AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW AND CONSIDER THE TERMS OF THIS SEPARATION AGREEMENT AND RELEASE, INCLUDING, AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS DOCUMENT WITH LEGAL COUNSEL OF YOUR CHOICE. FINALLY, YOU HEREBY ACKNOWLEDGE THAT YOU INTEND TO GRANT TO COMPANY A FULL AND FINAL RELEASE AS SET FORTH HEREIN.

16.	The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be an admission of the truth or falsity of any claims heretofore made or an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17.	Except as expressly provided to the contrary or as precluded by operation of law, this Agreement shall be binding upon, and inure to the benefit of, you and your heirs, administrators, representative, executors, successors, and assigns and its enforceability shall not be challenged by such individuals.

18.	The terms and conditions of this Agreement will be open for your review and consideration through the close of business on June 10, 2005 (“Expiry Date”). If you have not returned an executed copy of this Agreement by facsimile or an original to Mr. Jay Kendry, at the address referenced in paragraph 5 of this Agreement, by the close of business by or on the Expiry Date, then the terms and conditions set forth in this Agreement shall be withdrawn as of that time and date.

19.	This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and there are no promises, understandings or representations other than those set forth herein. This Agreement may be modified only with a written instrument duly executed by each of the parties. This agreement supercedes all other agreements or understanding with respect to your employment with respect to the subject matter hereof. For greater certainty, the Parties hereby agree that the Executive Severance Agreement dated October 15, 2004 is hereby terminated without the survival of any provisions thereof.

20.	The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Collin County, Texas before the American Arbitration Association under its Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph 19 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

21.	This Agreement shall be deemed to have been executed and delivered within the State of Texas, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles. Any judicial proceeding related to any provision of this Agreement (to the extent permitted under the preceding paragraph) shall be instituted only in courts with venue in the State of Texas, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company’s trade secrets or confidential or proprietary information. Subject to the requirements of paragraph 19, you hereby expressly consent to venue and personal jurisdiction of the state and federal courts in the State of Texas for any lawsuit filed there against you by the Company arising from or relating to this Agreement.

22.	If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, this Agreement shall be automatically reformed and construed to include provisions as similar in terms to such invalid, illegal, or unenforceable provision as may be possible so as to be valid, legal, and enforceable.

23.	This Agreement may be executed in counterparts and by facsimile, each of which when executed and delivered (which deliveries may be by facsimile) shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the day and year as set forth below.

Entrust, Inc.

By:	/s/ Michael Morgan	/s/ James N. Contardi
Title:	General Counsel	Date:	May 20, 2005

Date:	May 20, 2005